UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 28, 2014

ALTRIA GROUP, INC.
(Exact name of registrant as specified in its charter)

Virginia	1-08940	13-3260245
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6601 West Broad Street, Richmond, Virginia	23230
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (804) 274-2200

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Restricted Stock Awards. On January 28, 2014, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of Altria Group, Inc. (the “Company”) approved the grant of shares of restricted stock under the 2010 Performance Incentive Plan (which was approved by the Company’s shareholders on May 20, 2010) to the following executive officers in the amounts indicated below:

Name	Shares of Restricted Stock
Martin J. Barrington	142,960
David R. Beran	46,290
Craig A. Johnson	34,720
Denise F. Keane	44,930
Howard A. Willard III	44,930

The restricted stock awards vest three years from the grant date. Individual award amounts were subject to and comply with the limits prescribed by the shareholder-approved 2010 Performance Incentive Plan. A copy of the form of restricted stock agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.
Base Salaries. On January 28, 2014, the Compensation Committee approved the following base salaries, effective March 1, 2014, for the following executive officers in the amounts indicated below:

Name	Base Salary Amount
Martin J. Barrington	$1,250,000
David R. Beran	$929,000
Craig A. Johnson	$856,000
Denise F. Keane	$896,000
Howard A. Willard III	$682,000

Annual Incentive Awards. On January 28, 2014, the Compensation Committee approved annual incentive awards for 2013, payable in cash, to the following executive officers in the amounts indicated below:

Name	Annual Incentive Award
Martin J. Barrington	$2,500,000
David R. Beran	$1,200,000
Craig A. Johnson	$900,000
Denise F. Keane	$1,050,000
Howard A. Willard III	$825,000

Individual award amounts were subject to and comply with the limits prescribed by the shareholder-approved 2010 Performance Incentive Plan.
Long-Term Incentive Plan Awards. On January 28, 2014, the Compensation Committee approved long-term incentive awards for the three-year performance cycle ended December 31, 2013, payable in cash, to the following executive officers in the amounts indicated below:

Name	Long-Term Incentive Plan Award
Martin J. Barrington	$8,092,500
David R. Beran	$5,853,300
Craig A. Johnson	$5,417,700
Denise F. Keane	$5,573,100
Howard A. Willard III	$4,202,700

These long-term incentive awards reflect a cumulative lump sum payment for performance over the 2011 - 2013 performance period. Because the long-term incentive plan is on an end-to-end three-year cycle, the last long-term incentive payments occurred in 2011 for the 2008 - 2010 performance period.

Individual award amounts were subject to and comply with the limits prescribed by the shareholder-approved 2010 Performance Incentive Plan.

Future Programs

On January 28, 2014, the Compensation Committee approved the formula that will be used to determine the maximum award amounts for 2014 annual incentive awards to the applicable officers. The formula reflects the Company’s intention to qualify, to the extent possible and desirable under the circumstances, cash incentive compensation paid to covered officers as performance-based compensation that is not subject to the tax deductibility limitations of Section 162(m) of the Internal Revenue Code (“Section 162(m)”).
Under the formula, the maximum annual incentive award amounts will be equal to 0.23 percent of the Company’s 2014 adjusted net earnings for the Chairman and Chief Executive Officer and 0.115 percent of the Company’s 2014 adjusted net earnings for each of the other covered officers whose compensation is subject to the tax deductibility limitations of Section 162(m). Adjusted net earnings of the Company will be defined as the net earnings before extraordinary items, discontinued operations and the cumulative effect of accounting changes and excluding certain other items designated by the Compensation Committee. In addition, individual award amounts will be limited to the shareholder-approved maximum of $10.0 million as provided in the 2010 Performance Incentive Plan.
In addition, on January 28, 2014, the Compensation Committee approved the formula that will be used to determine the maximum award amounts for 2015 equity awards. The formula reflects the Company’s intention to qualify, to the extent possible and desirable under the circumstances, equity awards made to covered officers as performance-based compensation that is not subject to the tax deductibility limitations of Section 162(m).
Under the formula, the maximum equity award grant value will be equal to 0.33 percent of the Company’s 2014 adjusted net earnings for the Chairman and Chief Executive Officer and 0.165 percent of the Company’s 2014 adjusted net earnings for each of the other covered officers whose compensation is subject to the tax deductibility limitations of Section 162(m). Adjusted net earnings of the Company is defined above. In addition, individual awards will be limited to the shareholder-approved maximum of one million shares as provided in the 2010 Performance Incentive Plan.
Further, on January 28, 2014, the Compensation Committee approved the formula that will be used to determine the maximum award amounts for the 2014 - 2016 performance cycle of the long-term incentive plan. The formula reflects the Company’s intention to qualify, to the extent possible, cash compensation paid to covered officers as tax deductible, subject to the deductibility limitations of Section 162(m).
Under the formula, the maximum award amounts will be equal to 0.16 percent of the Company’s three-year (2014 - 2016) cumulative adjusted net earnings for the Chairman and Chief Executive Officer and 0.08 percent of the Company’s three-year (2014 - 2016) cumulative adjusted net earnings for each of the other covered officers. Adjusted net earnings of the Company is defined above. In addition, individual award amounts are limited to the shareholder-approved maximum of $24 million for the 2014 - 2016 performance cycle of the long-term incentive plan as provided in the 2010 Performance Incentive Plan.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

	10.1	Form of Restricted Stock Agreement, dated as of January 28, 2014

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALTRIA GROUP, INC.

By:	/s/ W. HILDEBRANDT SURGNER, JR.
Name:	W. Hildebrandt Surgner, Jr.
Title:	Corporate Secretary and
Senior Assistant General Counsel

DATE: January 30, 2014

EXHIBIT INDEX

Exhibit No.	Description

10.1	Form of Restricted Stock Agreement, dated as of January 28, 2014